EXHIBIT 10.27
[Translation]
Construction Agreement
This Construction Agreement (“this Agreement”) is executed on March 11, 2008 by and between Impax Laboratories (Taiwan), Inc. (hereinafter “Party A”), and Fu Tsu Construction (hereinafter “Party B”).
WHEREAS, Party A wishes to engage Party B to construct its First-phase Facility located in Chu-nan Science Park.
NOW, THEREFORE, the parties hereby agree to the terms and conditions as follows:

Article 1	Name of Construction
Impax Laboratories (Taiwan), Inc. Chu-nan Science Park First-phase Facility (hereinafter “Construction”).

Article 2	Location of Construction
Kedong 3rd Rd., Exclusive Lot 12 of the Chu-nan Base, Hsinchu Science Park.

Article 3	Scope of Construction
To be referred to in the bidding document, drawings, bidding form, construction specifications, Q & A for bidders, and supplementary notices.

Article 4	Tax-inclusive Contract Price: Two Hundred Eighty-six Million New Taiwan dollars exactly.
The total price of Construction is a fixed price that includes costs of materials, equipment, wages, miscellaneous, government taxes (including the value-added tax) and administrative fees, subject to no fluctuations of market prices and wages. Still, when the value-added tax is adjusted by the government, the contract price shall be adjusted accordingly.

Article 5	Term of Construction
1.	Commencement of Construction: Party B shall commence Construction and provide a commencement report within seven days upon receipt of the Party A’s bid-awarding notice after the final reward is decided.

2.	Deadline of Construction

a.	Construction shall be fully completed within 365 calendar days (including all Saturdays and Sundays) following the commencement. The Permit of Use is scheduled to be obtained by September 30, 2008, and inspection will begin on September 15, 2008. Deadline of Construction shall also apply to other outsourced construction work designated by the proprietor.

b.	On the location of Construction, an area of 530 square meters dubbed “R&D Area” shall be ready for production on June 1, 2008. Therefore, construction of such R&D Area shall be completed in a weather tight condition and delivered (including the MEP work) by May 31, 2008.
3.	Involuntary Delay
a.	If additional work exceeding the amount of jobs specified herein is required as a result of any modification made to Construction, Party B shall notify Party A of the number of additional working days for Construction within 10 days, and the parties shall negotiate for a working schedule extension.

b.	If Term of Construction is affected as a result of force majeure, acts of God or reasons attributable to Party A, Party B shall submit an application for working schedule extension of Construction based on the facts within 15 days following the occurrence of such result. In the case where additional work requires less than half day, the working day shall be ignored; the period more than half day but less than one working day shall be treated as one day (details of the deferral shall be supplied). The number of days required shall be submitted to Architect, which will forward the same to Party A for approval.

c.	The deferred or additional period for Construction in the preceding two paragraphs shall be counted consecutively according to the calendar system. However, any national holiday below shall not be counted as working days.
(a)	National Holidays: New Year Holiday, Labor Day, National Day, and other holidays announced by the Central Personnel Administration of the Executive Yuan not to be counted as a working day.

(b)	Customary Holidays: Lunar New Year Holidays, Qingming Festival, Dragon Boat Festival, Mid-Autumn Festival and other holidays announced by the Central Personnel Administration of the Executive Yuan not to be counted as a working day.

(c)	National Election days and other days announced by any level of the competent authority any time to be a holiday and not to be counted as a working day.

Article	6 Method of Payment
1.	No Advancements

The price of Construction is assessed in every two months based on the amount of contracted work completed, in each time 95 percent of the construction cost of the completed portion is payable, and the outstanding amount shall be paid in full without interest when Construction is fully completed, inspected and accepted, and after Party B has completed the warranty of Construction.

2.	In the event where Party A or Architect discovers that Party B has any one of the situations below, the evaluation of completed works or payment may be suspended until the causes to such suspension have been moved:
a.	Party B fails to render the construction service in accordance with the drawings, and delays its improvement after it has been demanded by the Architect.

b.	The overall progress of Construction is legged behind by over 10 percent of the scheduled pipeline, or there is any concern that Construction may not be completed before the deadline.

c.	Party B defaults any payment payable to its contractor or materials supplier and therefore a dispute over Construction has arises.

d.	Party A or a third party involved in Construction seeks damages from Party B in vain.

e.	Party B is in breach of any term or condition contained herein.

f.	Party B fails to honor any check or suffers a similar financial crisis.
3.	The seal specimen used by Party B for invoice of construction payment shall be consistent with the one attached hereto. The right to receive such payment shall not be transferred or assigned to others without Party A’s agreement.

4.	If due to modification of design, additional number of work or project is required, such additional work or project shall not be assessed or inspected unless Party A has completed the legal procedures required.

5.	Any amount payable by Party A arising herefrom shall, regardless of its due day, be available for offsetting all the damages suffered or expenses incurred by Party A as a result of Party B’s default and breach of the provisions herein.

Article 7	Duties of Architect
1.	Duties of Architect include the following:
(a)	To review or modify the design, quality, or amount of work required by Construction.

(b)	To explain the construction specification and relevant rules applicable to this Agreement.

(c)	To review on daily reports, construction plans, detailed drawings and prescheduled pipelines provided by Party B.

(d)	To supervise and randomly inspect Construction and randomly inspect the materials.

(e)	To the extent approved by Party A, decide on Party B’s applications.

(f)	To review and approve on Party B’s request for payments.

(g)	To control quality of Construction and demand the progress and safety and health of workers of Construction.

(h)	To coordinate with other works related to Construction.
(2)	All of the applications, reports and payment requests made by Party B pursuant to this Agreement are subject to Architect’s approval or forwarding. Party B shall also notify Architect and Party A any filings or report to be submitted to the competent authority pursuant to the law.
(3)	The parties shall comply with all the decisions made by Architect within the scope of its duty, and shall notify Architect in writing of any objection within ten days after the decision is made.

Article 8	Modification and Design of Construction
1.	Party A has the right to modify, add or reduce Construction any time at its discretion.
2.	In the case of an unexpected condition, or when the actual condition is far from what is shown in the design drawings, either Party A or Party B has the right to request for change.
3.	In the event where modification of Construction is required, Party B shall comply with Party A’s written instruction without objections once it is given. The amount of work to be added or reduced shall be paid based on the unit prices attached hereto; recognition of the amount of work added or reduced shall be subject to the result from the amount specified herein deducting the one that has been completed. Modification of the local construction shall be counted according the amount of locations changed. If any new work is required, its unit price shall be separately agreed. If the added or reduced amount of work exceeds 10 percent of the original amount specified herein, the unit price of the work exceeded shall be separately agreed. If the work involved is merely a minor modification or typically required in the practice, even if such work is not specified in the drawings or construction specifications, Party B shall pursue such work without objection or requests for additional payment.

Article 9	Construction Plan
(1)	When submitting its bid, Party B shall provide its construction plan, which shall include:
(a)	Site organization chart, which includes the name of key personnel, profile, and scope of duty.

(b)	Construction implementation plan, which instructs the plan to carry out each works, and how to coordinate among projects.

(c)	Mobilization plan, which instructs location of working places and accommodation, and the move-in and operation date of the personnel, machinery and equipment.

(d)	Construction pipelines, which instructs the commencement and completion of each construction work expected from each unit, construction order of such work, and the number of working hours and dates for milestones.

(e)	Machinery and Equipment List, which enumerates the name of each machine and equipment to be delivered to Site, the working condition, working hours, and dates when construction materials are supplied onsite.

(f)	Logistic Plan, which indicates the plans concerning materials, reviews, purchasing, transportation, and warehousing in the course of the construction.

(g)	Safety Plan, which instructs the safety and health management system to be adopted in Construction, and the relevant safety measures.

(h)	Quality Control Plan, which instructs the quality control measures to be adopted in Construction, which shall be overseen by a designated quality control engineer.

(i)	Other proposals that may reduce the costs of Construction, shorten the term of Construction, or substitute plans not detrimental to safety, function and quality.

(j)	Disaster Prevention Plan, which instructs emergency measures in the case of a typhoon and rain during Construction.

(k)	Coordination and management of contractors’ construction interface.
2.	During Construction, Party B shall fill out the daily report in a format agreed by Party A, and submit the same to Architect, which will forward it for Party A’s approval.

Article 10	Construction Drawings
1.	Party B has read this Agreement and inspected the Site, and shall act in compliance with the Agreement. Party B shall be liable for all the damages it suffers as a result of its failure to comprehend the condition of the Site in negligence. In the case of an obscure instruction that is technically or customary required, Party B shall perform its duty in accordance with Architect’s instruction without asking for compensation. If the actual condition or man-made barrier during the term of Construction is inconsistent with the drawings, Party B shall immediately report to the Architect for a resolution.
2.	Drawings of this Agreement: All of the illustrations may be mutually supplementary. In the case of a conflict between two drawings, the latest drawing shall prevail. In the case of a conflict between a document and drawing, the drawing shall prevail. At all times, large-scale drawings shall prevail over small-scale drawings.
3.	Prior to commencement of every project, Party B shall submit to Architect and Party A Work’s detailed field drawings of the site and samples for review, so that the progress of Construction will not be affected. If the order or timing of submission of detailed drawings of Construction is inappropriate or the review is not passed and consequently the progress of Construction is affected, Party B shall not request for extension of the deadline on such a ground. Materials concerning the overall color matches shall be submitted altogether for review.
4.	Party B shall be responsible for illustration of the as-built drawing; Party B shall prepare the triplets and one electronic copy of the drawing, and deliver the same to Party A after such drawing has passed the review of Architect.

Article 11	Site Management
1.	Party B itself shall, or appoint one representative who has an experience of over 10 years in site construction (facility construction) to, station onsite. The representative shall oversee and maintain workers of Construction. Party B shall be liable if any worker is in breach of the law or has caused any dispute as the result of such breach. If any worker is injured or killed in an accident, Party B shall deal with the matter, and Party A shall not be liable for whatsoever. When exiting the Site, the representative appointed by Party B shall notify Party A of the name of his/her deputy; if Party A considers that such representative appointed by Party B unsuitable for the job, it may notify Party B to replace the person.
2.	With respect to the onsite materials, machinery and equipment, regardless of whether they are prepared by Party B or supplied by (or lent from) Party A, Party B shall properly manage the items and liable for any lost or damage of them.
3.	Party B shall film and record the onsite situations before, after and throughout the term of construction.
4.	Party B shall appoint a legally qualified safety and health steward to station onsite on a full-time basis, and be accountable for labor safety, health, and environmental protection.
5.	The construction work rendered by Party B shall be in line with the rules prescribed by the Science Park Administration or other competent authority.

Article 12	Machinery, Equipment and Materials
1.	Unless otherwise prescribed herein, all of the machinery, equipment and materials required by Construction shall be supplied by Party B.
2.	Unless otherwise prescribed herein or agreed by Architect, any machine or equipment supplied by Party B and is part of Construction shall be a qualified new item. Whenever a machine is arrived onsite, it shall be reported. Unless otherwise prescribed herein, each item shall be supported by an inspection report supplied by a professional institution. In the case of exported machinery, Party B shall provide with the certificate of country of origin (indicating the relevant location and manufacturer) at its own expense. Party B shall immediately remove from the Site any machinery and equipment that fails to pass the inspection, and shall be liable for all the consequential damages and costs arising therefrom.
3.	Without the agreement of Architect or Party A, any machinery, equipment or materials that have arrived onsite and entered on the price calculation books shall not be removed by Party B at will.
4.	Even if the equipment is inspected at its arrival in the site, the Architect may decline or request a substitute of such equipment which a defect is found during the term of Construction.
5.	The premises where Party B stores its equipment and instruments shall be within the area approved by Party A, and the items stored up shall not prevent the progress of Construction and traffic of the streets.
6.	Within one month after the bid is awarded, Party A has the right to decide the brand of the materials to be used, and Party B shall not dispute over Party A’s decision with any reason whatsoever. However, upon Party A or Architect’s consent, Party B may use materials of other brand, provided the substitute brand is in the same quality.
7.	Within 20 days prior to any need, Party B shall apply for the machinery, equipment and materials to be supplied by Party A, so that the item can be delivered onsite in a timely manner. If the delivery is rescheduled, Party A shall notify Party B of any change one month before the scheduled delivery. If the materials or machinery or equipment to be supplied by Party A cannot be delivered on the scheduled date and consequently Party B suspends Construction in whole or in part, Party B may apply to Party A for an extension of the Construction term , and may seek damages from Party A if any is incurred.

Article 13	Onsite Safety and Health Facilities
Party B shall provide meals, accommodation, health care and a safe and healthy working environment for onsite workers in accordance with the following:
1.	Labor Safety and Health Act and its Enforcement Rules;

2.	Guidelines for Labor Safety and Health Facilities;

3.	Relevant rules concerning standards of construction safety and health facilities;

4.	To participate in the Cleaning and Safety Agreement Organization pursuant to the Labor Safety and Health Organization Management and Auto-Checking Guidelines;

5.	Crane Equipment Safety Rules;

6.	Guidelines for High-Elevation Operations Protection Measures;

7.	Electric Construction Safety Measures Explanation and Inspection Guidelines;

8.	Labor Health Administration Rules;

9.	Labor Safety and Health Training Rules; and

10.	Other applicable rules concerning safety and health.

Article 14	Construction Insurance
Prior to the commencement of Construction, Party B shall obtain and maintain the Construction General Damages Insurance for Construction, regarding Party A as a joint insured and beneficiary. Party B shall prepare the insurance coverage according to Party A’s requests. Party B shall, at its own expense, also insure Party A’s supervisors and its own personnel against employer’s accident liabilities (NT$3 million), regarding the parties as beneficiaries.
1.	Party B has obtained the insurance for Construction pursuant to the insurance content specified below.
2.	Party B may increase the insured amount as much as it is necessary; since the insurance fees have been incorporated in the total bidding price, Party A will not compensate for any accident liabilities occurred during the term of Construction.
3.	Content of Insurance:
Within the prescribed time limit, Party B shall properly prepare and maintain the Construction General Insurance, Construction Third-party Liability Insurance, Employer’s Accident Liability, and Neighboring Housing Damages Liability Insurance, etc. Party B shall pay for all the insurance fees of the above policies, and shall have the discretion to handle any accident occurred during the term of Construction.
(a)	Construction General Liability Insurance – To be insured based according to the contract price, with deductibles not more than NT$100,000.

(b)	Construction Third-party Liability Insurance:
(i)	Over NT$5 million for injury or death per person;

(ii)	Over NT$6 million for injury or death per accident;

(iii)	Over NT$3 million for financial losses per accident;

(iv)	Over NT$9 million for the overall compensation per accident;

(v)	No limits on the overall compensation during the insurance term.
(c)	Employer’s Accident Liability Insurance:
(i)	Compensation of over NT$3 million for injury or death per person;

(ii)	Compensation of over NT$3 million for injury or death per accident;

(iii)	No limits on the compensation for death during the insurance term, and the coverage shall include all of the construction workers.

(iv)	The insurance coverage shall include Party A and Party B, subcontractors designed by Party A, other contractors involved in Construction, Architect, and onsite supervisors appointed by Party A.
(d)	Neighboring Housing Damages Liability Insurance:
(a)	Collapse: Over NT$3 million per accident;

(b)	Cracking: Over NT$3 million per accident.
(e)	In the event of any accident that may lead to damages compensation, Party B shall act in compliance with the terms prescribed by the insurer, and shall be liable for the deductibles specified on the policy and for the compensation exceeding the claimed amount.

(f)	The term of each insurance shall start from the date Construction is commenced, till the date it is inspected and accepted.

(g)	In the case where the insurer requests for onsite inspection for any accident, Party B shall immediately resume its work after the onsite inspection is finished, and shall not seize its construction work on the ground of a pending claim or on any other grounds.

(h)	If Party B regards increasing any insurance limits described above is necessary, the additional insurance fees shall be borne by Party B.
4.	Construction Machinery and Equipment General Insurance:

Party B shall prepare and maintain all of the insurances concerning its construction machinery and equipment required in Construction, installation construction general insurance, sea, land and air transportation of the purchased equipment, and insurances concerning self-owned or leased automobiles.

5.	Other insurances:

Party B shall obtain and maintain various insurances including theft, fire insurance, accident insurance, and labor insurance, and shall be liable for all the damages and responsibilities arising from any accident. The various insurance fees borne by Party B shall be included in the total contract cost, which will not be separately paid by Party A.

Article 15	Safety Measures and Environmental Protection
1.	During the term of Construction, Party B shall comply with Hazardous Work Place Review and Inspection Rules, Labor Safety and Health Act and Enforcement Rules thereof, Enforcement Rules for Labor Safety and Health Facilities, Water Contamination Prevention Act, Air Contamination Prevention Act, Air Pollution Prevention Act, and Noises Control Standards, Waste Disposal Act, Construction Safety and Health Facilities Standards, and Guidelines for Establishing Road Traffic, Sign, Lining, and Signals. Party B shall also implement precautions onsite against storms and floods, and shall appoint qualified site safety and health personnel to station onsite on a full-time basis, who shall give directions concerning safety and health measures. If due to Party B’s ignorance any accident is occurred, Party B shall be liable for all the consequences whatsoever.
2.	During the term of Construction, if any emergency accident affects the safety of life or property, Party B may take proper actions without Architect’s instruction so as to prevent any loss of life or property. Still, however, Party B shall report to Party A of such event within 24 hours after the occurrence, and shall follow Architect’s instruction, if any.
3.	Party B shall strictly restrain its personnel from gambling, brawl, drinking, shouting, wandering, wearing strange outfit, being naked, spitting betel nut juice, littering, speeding and other action that may obstruct the peace and order of the site area. If any worker has a disease or contagious disease, Party B shall swiftly remove him/her from the Site and send him/her to a hospital. All of the accidents occurred during the term of Construction shall be handled by Party B. If any person or property of Party A is damaged, Party B shall be liable for the compensation.
4.	Party B shall not obstruct the traffic when working on Construction. If suspension of access is required because of Construction, tentative traffic lining and safety facilities shall be provided. During the term of Construction, Party B shall set up red flags or danger warning signs onsite at the daytime. In the nighttime, Party B shall hang red lights up and fence the Site to ensure safety. Party B shall safeguard the safety of the neighboring establishments, people, animals, public facilities and private/public properties, and shall be fully liable if any accident or damage is occurred as a result of negligence.
5.	If due to insufficient equipment or poor performance of Party A and Party B’s subcontractor life, body or property of others is damaged, Party B shall be fully liable for the consequences, and Party A shall not be liable whatsoever.
6.	To truly ensure safety of the Site and any area overseen by Party A, the manufacturer shall set up tentative walls around the foundation, and shall control the entry/exit of the walls.
7.	During the term of Construction, Party B shall conduct housekeeping of the Site, and ensure roads adjacent to the Site and premises within buildings clear of any waste, garbage, or materials, scaffolds, tools and other equipments that are unnecessary or disqualified, so as to maintain safety of the Site and tidiness of the working environment. Before the inspection, Party B shall clean up all the waste and miscellaneous objects from the Site and adjacent roads, and shall tidy up all of the structures, at its own expense. Within 15 days after Construction is completed, Party B shall remove all of the construction facilities and unused materials for provisional constructions from the Site.

8.	Party B shall unconditionally repair and restore all of the roads and adjacent environments or other facilities that have been damaged due to transportation of Party B’s materials or due to Construction.

9.	Before Party B completes the jobs described above, Architect and Party A will withhold their executions of Party B’s application for the outstanding final payment.
Article 16 Public Facilities
During the term of Construction, Party B shall exercise due care so as to prevent Construction from damaging the safety and operation of the surrounding traffic, power supply, telecommunications, water and gas supply and other utilities. If approval of the competent authority is required in advance, or if relocation is necessary in advance, Party B shall be responsible for all the filings and correspondences, to which Party A and Architect shall be fully supportive, and Party B shall be responsible for all the costs arising therefrom. If due to Party B’s negligence or fault any item is damaged, Party B shall be responsible for the repair or compensation, and shall be liable for all the costs incurred. During the term of Construction, if any road adjacent to the Site is damaged, Party B shall repair and restore it at its own expense before applying for inspection.
Article 17 Construction Facilities
1.	Water and power facilities: Party B shall be responsible for the supply of water and power. Party B shall unconditionally provide other construction contractors with the existing and provisional water and power supplies, but may negotiate with other users to share the costs.

2.	To prevent power outage, Party B shall provide itself with generators for emergency.

3.	Working and materials compartments and other provisional facilities: Party B shall, at its own expense, set up provisional facilities at appropriate locations around the Site with Party A’s approval.

4.	Telecommunications facilities: Party B shall provide itself with the telecommunications facilities for external contacts of Construction, and shall maintain and manage the telecommunications systems within the Site and bear the costs thereof.

5.	Party B shall provide Party A and Architect each with one independent office required for management and supervision of Construction, within which water, power, air conditioning, telephone, the Internet, office desks and furnishings shall be available. Party B shall be responsible for the housekeeping and hygiene of the offices and shall bear the costs thereof.

6.	Party B shall provide with simple visual telecommunications facilities for Party A to have bird’s eye view of the whole Construction of the Site.
Article 18 Cooperative Construction
1.	If another construction is pursued while Construction is being built, Party B shall, in a hope to fully complete its plan, coordinate and negotiate with builders of such other construction so as to avoid construction conflicts, mutual interference, or unnecessary excavation or repair. In the event of any dispute between any two builders, Party B shall follow Architect’s or Party A’s arrangement, deployment and decision without any objection. Nor shall Party B seeks any compensation from Party A.

2.	Unless it is required by foundation digging, plants within the Site shall not be destroyed or removed by Party B, and may be replanted at a location designated by Party A.
Article 19 Disaster Treatment
During the term of Construction, when any damage occurs due to force majeure that has been confirmed not as a result of Party B’s negligence, Party B shall report to Party A and Architect of such event immediately, and within three days after such occurrence shall provide with a written report; any report given after the prescribed time limit will not be dealt with. In the event where the force majeure is confirmed having an impact on the progress of Construction, Party B shall apply for an extension of the term of Construction based on the facts, which is subject to Party A’s review.

Pursuant to the regulations (see Article 14), Party A will not compensate Party B for any job that has been covered by the insurance.
Article 20 Encumbrance Removal Treatment
If due to Party A’s acquisition of land or modification of the design the progress of Construction is affected in whole or in part, Party A may, based on the actual situation, assess the number of working days that shall not be counted, or the length of extension. If however such encumbrance is removed, Party B shall continue with the Construction at its best, and liabilities for costs and expenses as a result of such encumbrance shall be separately negotiated by the parties.
Article 21 Deferral of Construction
During the term of Construction, if due to any of the situation that is confirmed not a result of Party B’s negligence, Party B may apply for extension of Construction term based on the actual situation within three days after occurrence of such situation, and Party A shall assess the number of days in the extension:
1.	An event of force majeure;

2.	Party A requests all or part of Construction be suspended;

3.	Design is modified or amount of construction work is increased;

4.	Party A fails to perform its duty, or there is any reason attributable to Party A;

5.	Any delay of a relevant construction work that affects progress of Construction; and

6.	Other application of Party B that has been approved by Party A.
Article 22 Deferral of Commencement of Construction
If Construction is not commenced within six months following execution of this Agreement for any reason attributable to Party A, Party B may request for rescind of this Agreement without compensation. If due to any reason Construction is not started or is deferred for less than six months, Party B shall commence Construction any time when the encumbrance has been removed, and shall waive its right to increase the price of Construction and to ask for compensation for its damages.
Article 23 Compensation for Default
1.	If Construction is not completed before the deadline pursuant to Article 5 of this Agreement, Party B shall be deemed in default, and shall be liable for a default penalty of 0.1 percent of the total contract price per day within a period of 10 days starting from the scheduled deadline, and for the days defaulted after the 10-day period, Party B shall be liable for a default penalty of 0.2 percent of the total price per day, all of the default penalties are to be deducted from the construction payment payable to Party B.

2.	All of the default penalties combined shall be subject to a maximum sum of 20 percent of the construction price. In the case of default, Party A may terminate this Agreement in whole or in part pursuant to Paragraph 2, Article 33 of this Agreement, and Party B shall have no objections in this regard.
Article 24 Working Acceleration
During the term of Construction, unless at Party A’s request for reducing the term, which the parties shall negotiate for an additional sum for the cost of working acceleration, if Party A asks for additional workers or facilities or nigh-shifts, Party B shall act in compliance with Party A’s requests without any objection or additional compensation.
Article 25 Seizure of Construction
During the term of Construction, if Party A or Architect notifies Party B to seize Construction in whole or in part, Party B shall act accordingly, and shall continue to maintain the portion of Construction that has been completed as well as the equipment and facilities onsite. Unless seizure of Construction is due to any reason listed below, Party A shall compensate Party B for additional costs including wages, depreciation of the construction equipment, and management fees based on their respective unit prices specified herein. Party B shall submit its request for compensation within 10 days after receipt of Architect’s written notice for seizure. Any such request submitted after the time limit will not be dealt with.
1.	Any situation otherwise specified herein;

2.	Seizure is necessary due to the climate conditions of the Site; and

3.	Any situation as a result of Party B’s negligence.
Article 26 Site Meeting
During the term of the construction, site meetings shall be held regularly. Party B’s site representative and relevant personnel shall not be absent from the meetings without justified causes. If required by the Architect, Party B’s company representative or technician or contract shall also attend the special site meetings summoned by Party A or Architect, and shall act in compliance with the resolutions of such meetings.

Article 27 Confident laity
1.	Party B agrees to be liable for confidentiality and not to disclose to a third party any confidential information with respect to Party A’s business or technology that came to Party B’s awareness or became in Party B’s possession as a result of Construction.

2.	Party B agrees to be liable for confidentiality of the content specified in the non-disclosure agreement.
Article 28 Supervision and Inspection of Construction
1.	During the term of Construction, when Party A or Architect inspects quality of Construction pursuant to the applicable regulations, Party B shall provide any assistance and convenience required, and shall dispatch its personnel to assist in the matters.

2.	If Party A or Architect discovers the quality of work performed by Party B falls below the requirement specified herein, or when any inappropriate measure may harm safety of Construction, Party A or Architect may instruct Party B to make improvements within a time limit, or to destruct the portion of work that does not meet the requirements. If Party B fails to follow such instruction within the time limit, Party A or Architect may demand Party B suspend Construction in whole or in part, and the work shall not be resumed until improvement or destruction demanded has been completed and recognized by Party A and Architect, and Party B shall not ask for working schedule extension or compensation on this ground.

3	During the term of Construction, Party B shall request for inspection according to the scheduled pipelines. In the event where Party A or Architect discovers Party B has started the work scheduled in a following pipeline without applying for inspection of the work of a certain pipeline, it may request Party B destruct the portion that has been done, and Party B shall have no objections and be liable for all the damages incurred therefrom.

4.	During the term of Construction, if Party B fails to make improvements according to Party A’s or Architect’s instruction, or fails to fully follow a given instruction in a prescribed time limit, Party A or Architect may not enter the relevant costs on the book or may stop the payment requested, or postdate the payment check, or deduct the current construction payment from future payments according to the existing situation. Party A may also hire hands to proceed Construction, charging Party B hourly wages and materials fees based on the current market prices with a mark-up of 50 percent of the prices, and the charges will be deducted from the latest construction payment or retained payment.
Article 29 Partial Completion
1.	Before Construction is fully completed, Party A and Architect may inspect the partial work that has been done and henceforth take over the partial work.

2.	Without prejudice to Party B’s performance of its duty, Party A may notify B to use the partial work that has been completed. Party A shall take it over after the parties have negotiated for the delineation of rights and obligations. The Architect shall decide with respect to whether Construction is obstructed, and Party shall not have any objection. During the term of Construction if a subject is lost or damaged because it is of a consumable or of any reason not attributable to Party B, Party A shall be liable for all the consequences, and the amount and extension of term shall be separately agreed by the parties.
Article 30 Inspection and Acceptance
1.	When Construction is fully completed, when the application for Permit of Use has been filed, and when Construction is ready for use, Party B shall apply for inspection in writing, providing with the as-built drawing, certificate of imported materials, certificate of origin, maintenance guidance handbook, construction final calculation statement, and construction term final calculation table. After they are confirmed by Architect and Party A in a preliminary inspection, the date for an official inspection and acceptance shall be scheduled. If the primary inspection is not accepted, Party B shall submit another date of completion for another preliminary inspection. The date of completion shall be the date of primary inspection is passed.

2.	For the official inspection and acceptance, Party B shall dispatch its personnel to the Site. If Party B fails to be present on the Site, Party A and Architect may proceed the official inspection and acceptance, and Party B shall not have any objection towards the result of official inspection and acceptance.

3.	For the official inspection and acceptance, Party A and Architect may request Party B to excavate or destruct a part of Construction for inspection. Party B shall act in compliance with respect to the request and repair the destroyed work. The costs for destruction and repair shall be borne by Party B if the inspection result indicates that Party B fails to comply with this Agreement; otherwise the costs shall be borne by Party A, provided that the total amount is less than NT$100,000. If the amount is over NT$100,000, Party B shall be liable for the costs.

4.	If result of the official inspection indicates that Party B has failed to comply with this Agreement, Party B shall, within a period of 15 days, or undertakes to Party A and Architect, provide a deadline for modification agreed by Party A and Architect. After the modification is completed, Party B shall not ask for any compensation and shall apply for the first-time re-inspection.

5.	In the first-time re-inspection, if new defects are found Party B has corrected the defects found in the primary and official inspection and acceptance, Party B shall, within 10 days after the new discovery (or in a period for correction agreed by Party A and Architect) request for the second-time inspection. If the defects found in the first-time inspection have been corrected, inspection and acceptance is completed. If the defects found in the second-time inspection are not corrected, Party B shall be deemed in default and shall be liable for a default penalty of 1 percent of the total construction price per day starting from the date following the second-time inspection, till the date when all the defects are corrected.

6.	After inspection is completed and Construction is accepted, Architect shall report to Party A, which shall issue to Party B a certificate of completion of Construction, and shall return the performance bond to Party B after it has completed the procedures of construction warranty. Party A shall also conduct final clearing of the construction payment, and shall settle the outstanding construction payment.
Article 31 Warranty of Construction
1.	Staring from acceptance and delivery of Construction, the structure of Construction is given a warranty of 10 years, and water-proofness of Construction is given a 5-year warranty. For other nature not prescribed above, Party B shall provide a warranty of 2 years. During the term of each warranty, if a part or whole of Construction suffers dislocation, leakage, cracking, collapse or other damages, which has been confirmed to be resulted from unsound materials or quality rendered by Party B, Party B shall, after notified by Party A, immediately repair or remove the damage without compensation. If Party B fails to repair within five days upon receipt of the notice, Party A may hire hands to have the situation fixed, and the costs and expenses arising therefore will be deducted from Party B’s Warranty Bond, and any insufficient amount of the bond shall be paid by Party B. If Party B still cannot perform its duty, the guarantor shall return the money. Parry B shall also be liable for repair or compensation in the case where Party A or a third person suffers losses as a result of the aforementioned defect or repair. Party B shall complete the warranty procedures for Construction before asking for settlement of the outstanding payment, and shall pay the construction warranty bond (with a written guarantee endorsed by a bank), which is in the amount of 3 percent of the construction clearing payment.

2.	Warrant of Construction can be divided into two terms. The first term is six month from inspection and acceptance. If Party B completed the correction of any defect pursuant to the preceding paragraph, after three months an amount of 60 percent of the warranty bond shall be returned.

3.	The second term is two years from inspection and acceptance of Construction, and when Party B has corrected the defects as required, Party A shall return to Party B the remaining warranty bond. Still, Party B’s warranty liabilities under this Agreement shall conform to the provision of Paragraph 1, Article 31 of this Agreement.
Article 32 Incentives to Construction
Party A shall reward Party B with a medal if Party B has rendered outstanding work of Construction or shortened the term of Construction, and shall invites Party B to join significant tender for bidders as encouragement on its own initiative.
Article 33 Discharge or Termination of Agreement
1.	This Agreement is discharged or terminated at Party A’s request:

Whenever required, or when the court or governmental institution gives an order of stoppage for a period of over 180 days in accordance with the law, Party A may discharge or terminate this Agreement. Once notified, Party B shall immediately stop its operation. Party A shall, not only inspect the work that has been completed by

Party B as well as the qualified machinery and equipment onsite, and pay to Party B the unit prices based on the price list attached hereto (in the case of absence of such list, the prices shall be separately agreed by the parties), it shall also negotiate with Party B for a resolution. Party B shall continue to maintain the work that has been completed until Party B takes it over. After this Agreement is terminated, Party B shall still be liable for all the obligations specified herein.

2.	This Agreement is discharged or terminated due to Party B’s negligence:

In the event where Party B has any one of the situations below, Party A may terminate this Agreement any time and may invite other bidders to finish a whole or part of Construction, or may complete Construction by itself. Party B and its guarantor shall be jointly liable for all the damages arising therefrom.
(a)	Party B bids for Construction under another person’s trade name.

(b)	Party B fails to commence its work for over 30 days on the scheduled commencement date.

(c)	Party B lags behind in its progress of Construction, and it is foreseeable that Construction will not be completed according to the schedule, or Party B is rash in its performance of Construction, without following Party A’s instruction for corrections.

(d)	Before Construction is fully completed, Party B seizes its operation for over 15 days without justified causes.

(e)	Party B fails to comply with the requirements specified herein.
When Party B discharges or terminates this Agreement on the ground of any situation above, it shall immediately stop its operation, discharge its workers and deliver the materials, machinery and equipment to be subject to Party A’s total authority. Regardless of whether Party A completes Construction by itself or invites other bidder to complete it, the final clearing shall not start until Construction is fully completed and before the contractual obligations are discharged. In the case of any other pursuance of compensation, Party A will still be able to seek damages from Party B in accordance with the law.
When Party A has discharged or terminated this Agreement, Party B shall, after being notified by Party A, assist in amending the construction permit and other necessary license or registration without delay. Party B also agrees that when this Agreement is terminated and after final clearing of Construction is completed, it will issue a sealed letter of consent to amend the construction permit, and will authorize Party A to amend such permit with it.
3.	This Agreement is discharged or terminated due to Party A’s negligence:
          When Party A has any one of the situations below, Party B may discharge or terminate this Agreement:
(a)	Party A requests reduction of the construction price down to 50 percent of the original price.

(b)	Party A request stoppage for over 180 days for any reason not attributable to Party B.

(c)	It is foreseeable that Party A is unable to pay the construction price. When this Agreement is terminated pursuant to this paragraph, Party A shall, not only pay to Party B for the all the work completed and the qualified machinery and equipment onsite, but also compensate Party B for all the damages arising from termination of this Agreement, including: employee severance pay, dismantling fee of machinery, equipment, and non-purchased instrument, and the stoppage fee starting from the date this Agreement is terminated till Party B vacates the Site. However, lost of Party B’s expected profit in relation to this Agreement, or of the opportunity forfeited to perform this Agreement shall not be any ground for damages as result of termination of this Agreement.
Article 34 Performance Warranty
1.	Within three days after the bid is awarded, the winning bidder shall come to Party A and Architect for agreement documents, and shall execute the Construction Agreement within 30 days after the bid is awarded.

2.	Upon execution of this Agreement, Party B shall provide a performance bond equivalent to 10 percent of the contract price in the form of a Bank of Taiwan check, bank draft, bear’s government bond, certificate of deposit, joint guarantee, joint guaranteed insurance policy, or standby letter of credit issued by a financial institution. The performance bond described above or guarantee form shall be paid in four installments, each is in the amount of a quarter of the construction price, and shall be returned without interest.

3.	If this Agreement is amended or additional new work is incorporated, the additional or reduced construction price shall be counted in the original contract price, and Party A may suffice or return the performance bond proportionally.
Article 35 Treatment of Construction Dispute
1.	In the case of any dispute between the parties with respect to any provision of this Agreement, and when Architect’s decision are not satisfied by the parties, the parties shall resort to the Arbitration Association of the Republic of China, and solve the dispute through arbitration in accordance with the arbitration procedures of the Association.

2.	If the parties do not want to solve the dispute through arbitration, when any action is imitated concerning a dispute, the parties hereby agree to submit to the Taipei District Court in the first instance.

3.	When the dispute case is still pending, Party B shall not seize its operation without Party A’s consent, and shall continue to perform its obligations hereunder.

4.	In the event where the construction payment is retained by the court’s order due to any financial dispute between Party B and another party, Party B shall not seize its payment on this ground, and shall be liable for all the costs and damages incurred.
Article 36 Term of Agreement
This Agreement shall become effective when executed. The term of this Agreement shall not end until Construction is fully completed, passes Party A’s inspection, and when the term of warranty is ended. But this Article shall not apply to the situation under Article 33 herein.
Article 37 Supplementary Provision
1.	This Agreement shall be executed in two originals, each shall be retained by one party. Party A shall retain three copies of the original, Architect one party, and Party B two copies. The parties and Architect each shall also retain one copy of the summary copy.

2.	The parties shall be responsible for the stamp duty of their respective original of this Agreement.

Signatories:

Party A: Impax Laboratories (Taiwan), Inc.	Party B: Fu Tsu Construction
Responsible Person: Hsu, Chung-Chiang	Responsible Person: Lin Chi-Sheng
Uniform Invoice No.: 28112462	Uniform Invoice No.: 14054955
Address:	Address: 14-16/Fls., 27 Zhongshan N. Rd., Sec. 1, Taipei
Tel. No.: (037) 586-268	Tel. No.: (02) 2551-7559

Architect: J. J. Pan and Partners
Address: 21, Lane 12, Alley 118, Renai Rd.,
Sec. 3, Taipei
Tel. No.: (02)2701-2617